Exhibit 10.2

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT, (the “Agreement”) is made and entered into as of March 13, 2009 (the “Effective Date”), by and between INFOLOGIX, INC., a Delaware corporation (the “Company”), and JOHN A. ROBERTS (“Executive”).

BACKGROUND

WHEREAS the Company provides enterprise mobility solutions to the healthcare, pharmaceutical, retail, transportation, travel and entertainment, supply chain/logistics, manufacturing and financial markets, which solutions include, without limitation, designing, developing and manufacturing wireless communication and computing devices, implementing customized RFID and other software and proprietary technologies, and providing professional services that support and complement customers’ wireless computing systems (the “Business”); and

WHEREAS the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders that the Company attract, retain and motivate highly qualified management; and

WHEREAS the Board believes that the execution by the Company of severance agreements with certain executive officers, including Executive, is an important factor in achieving this desired end; and

WHEREAS Executive’s employment agreement with the Company expired effective December 31, 2008 and the Company desires to continue Executive’s employment as an executive officer of the Company on an “at will” basis and to provide Executive with certain benefits in the event his employment with the Company is terminated; and

WHEREAS Executive’s annual salary for services as an employee of the Company (the “Base Salary”) will be $233,000 effective January 1, 2009; and

WHEREAS the Company and Executive each acknowledge and agree that the confidentiality, noncompetition and nonsolicitation agreements and other restrictive covenants contained in Section 4 (Restrictive Covenants) constitute essential elements of this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement and intending to be legally bound, the parties hereto agree as follows:

SECTION 1.        TERM OF AGREEMENT

1.1                               Term.  The term of this Agreement shall be two years commencing on the Effective Date, as further extended or unless sooner terminated in accordance with the other provisions of this Agreement (the “Term”).  Except as hereinafter provided, on the second anniversary of the Effective Date and on each subsequent anniversary thereof, the Term shall be automatically extended for one year unless the Company provides Executive with written notice of termination of this Agreement at least 30 days prior to such anniversary, provided, however, that (a) from and after a Separation from Service (as defined below in Section 2.1 (Certain Definitions)) during the term of this Agreement, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied or have expired, and (b) this Agreement shall terminate if Executive shall cease to be an executive officer of the Company.

1.2                               No Entitlement.  Nothing contained in this Agreement shall be construed to create a contract of employment for a specified time.  Executive is employed on an “at will” basis and may be terminated at any time.

SECTION 2.        TERMINATION

2.1                               Certain Definitions.  When used in this Agreement, the following terms shall have the specific meanings shown in this Section unless the context of any provision of this Agreement clearly requires otherwise:

(i)                                     “Change in Control” of the Company shall mean any of the following events:

(A)                              a merger or consolidation of the Company with any other corporation, other than a merger or consolidation resulting in the combined voting power of the securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the general election of directors (calculated as provided in paragraph (d) of Rule 13d-3 in the case of rights to acquire such securities) immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity) more than a majority of the combined voting power of the securities of the Company (or such surviving entity) immediately after such merger or consolidation;

(B)                                any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company;

(C)                                the dissolution and liquidation of the Company;

(D)                               any person or “group” (other than a benefit plan sponsored by either the Company or a subsidiary of the Company) becoming the “beneficial owner,” directly or indirectly, of securities representing a majority of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in paragraph (d) of Rule 13d-3 in the case of rights to acquire such securities).

(E)                                 during any 12-month period, directors of the Company in office at the beginning of such period ceasing for any reason to constitute a majority of the Board, unless the election, or nomination for election by the Company’s stockholders, of at least 75% of the directors who were not directors at the beginning of such period was approved by vote of at least two-thirds of the directors in office at the time of such election or nomination who were directors at the beginning of such period.

For purposes hereof, the terms “group” and “beneficial owner” shall have the meanings given to them in Rule 13d-3; and “Rule 13d-3” shall mean Rule 13d-3 under the Securities Exchange Act of 1934.

(ii)                                  “Cause” shall mean the following:

(A)                              commission of any act of fraud or dishonesty in connection with Executive’s employment, or theft, misappropriation or embezzlement of the Company’s funds;

(B)                                indictment for any felony, crime involving fraud or misrepresentation, or for any other crime (whether or not such felony or crime is connected with Executive’s employment) the effect of which in the judgment of the Board is likely to adversely affect the Company or its affiliates;

(C)                                repeated and consistent failure of Executive to be present at work during normal business hours unless the absence is because of Executive’s Disability (as defined below);

(D)                               violation of any lawful express direction of the Company or any violation of any rule, regulation, policy or plan established by the Company from time to time regarding the conduct of its employees and/or the Business, if such violation is not remedied (if capable of remedy) by Executive within 15 days of receiving notice of such violation from the Company;

(E)                                 gross incompetence or willful misconduct in the performance of, or gross neglect of, Executive’s duties under this Agreement or otherwise in the performance of his employment with the Company (after not less than 15 days’ prior written notice specifying deficiencies in performance);

(F)                                 disclosure or use of Confidential Information, as defined in Section 4.1 (Confidentiality), other than as required in the performance of Executive’s employment with the Company; and

(G)                                Executive’s use of alcohol or any unlawful controlled substance to an extent that it interferes materially with the performance of Executive’s employment with the Company.

(iii)                               “Code” shall mean the Internal Revenue Code of 1986, as amended, together with any applicable regulations thereunder.

(iv)                              “Disability” shall mean the Executive is, in the reasonable opinion of a physician selected by the Board, unable or substantially unable, due to his physical, mental or emotional illness or condition, to substantially perform his duties for a period of 16 consecutive weeks in any 18 month period or is deemed disabled under the Company’s disability insurance policy then in effect.

(v)                                 “Good Reason” shall mean any of the following actions without Executive’s consent, other than due to Executive’s death or Disability: (A) Executive’s assignment to a position, title, responsibilities, or duties of a materially lesser status or degree of responsibility than the position, responsibilities, or duties of the Company or removal from his position as an executive officer of the Company, (B) the reduction of Executive’s base salary or bonus opportunity, except pursuant to a reduction which also applies to the Company’s other senior executives, (C) the requirement by the Company that Executive relocate Executive’s primary office or location more than 25 miles from the Executive’s then current primary office or location, or (D) the requirement that Executive report to any officer of the Company other than its Chief Executive Officer; provided, however, that Executive must have given written notice to the Company that Executive believes he has the right to terminate employment for good reason, specifying in reasonable detail the events comprising the good reason, and the Company fails to eliminate the good reason within 15 days after receipt of the notice.

(vi)                              “Payment Date” shall mean the 75th day after Executive’s Separation from Service, subject to Section 3.5 (Certain Section 409A Rules).

(vii)                           “Separation from Service” shall mean Executive’s separation from service with the Company and its affiliates within the meaning of Treas. Reg. §1.409A-1(h) or any successor thereto.

(viii)                        “Specified Employee” shall mean Executive if he is a specified employee as defined in Section 409A of the Code as of the date of his Separation from Service.

2.2                               Entitlement to Severance Benefits.  Executive shall be entitled to the benefits provided in this Agreement in the event the Executive has a Separation from Service under the circumstances described in (i) through (iii) below (a “Covered Termination”), provided that Executive executes, and does not revoke, a full Release agreement in favor of the Company as described below.  A Covered Termination shall have occurred in the event that:

(i)                                     Executive’s employment with the Company is terminated prior to a Change in Control other than (A) by the Company for Cause, (B) by Executive, or (C) due to Executive’s Disability; or

(ii)                                  Executive is not offered comparable employment by the Company’s successor upon a Change in Control; or

(iii)                               Executive’s employment with the Company or its successor (referred to jointly as the “Company”) is terminated within 12 months following a Change in Control other than (A) by the Company for Cause, (B) by Executive without Good Reason, or (C) due to Executive’s Disability (a Covered Terminations of the type described in items (ii) and (iii) shall be referred to herein as a “Change in Control Termination”).

For purposes of this section, a “Release” shall mean a release (in substantially the form attached hereto as Exhibit A) of any and all claims against the Company and all related parties with respect to all matters arising out of Executive’s employment by the Company and its affiliates, or the termination thereof (other than claims for any entitlements under the terms of this Agreement).  Notwithstanding any provision of this Agreement to the contrary, if the Company provides a form of Release to Executive for Executive to sign, Executive shall not be entitled to any payments or benefits under this Agreement unless Executive signs and returns the Release to the Company before the lump-sum payment is made to him; provided that, if the Release is not presented to Executive within 10 days after Separation from Service, the requirement that Executive sign the Release shall be waived.  If the Release is presented to Executive within such 10-day period, but Executive does not sign and return the Release to the Company by the end of the applicable consideration period under the federal Age Discrimination in Employment Act (currently, either 21 or 45 calendar days), then Executive shall forfeit the lump-sum payment.  If the Release is timely signed and returned to the Company and not thereafter revoked, such lump-sum payment shall be made to Executive on the Payment Date.

2.3                               Severance Payment.  In the event of a Covered Termination, Executive shall be entitled to receive a severance amount (the “Severance Amount”) equal to the sum of:

(a)                                  an amount equal to the Executive’s Base Salary as of the date of the Covered Termination (the “Termination Date”); and,

(b)                                 in addition to the amount payable under Section 2.3(a) hereof, (i) in the event of a Change in Control Termination, in addition to the amount payable under Section 2.3(a) hereof, an amount equal to the maximum annual incentive cash bonus at the rate in effect as of the Termination Date, or (ii) other than in the event of a Change in Control Termination, an amount equal to the pro rata portion of the maximum annual incentive cash bonus at the rate in effect as of the Termination Date, which shall be calculated based on a numerator equal to the number of days between January 1 and the date of the Covered Termination and a denominator of 365.

Executive will also be entitled to the benefits and payments referred to in Sections 3.1 (Welfare Benefits) and 3.3 (Other Payments and Benefits).  The Severance Amount shall be deposited into a third-party escrow account within 10 days of the Termination Date and paid to Executive in a lump-sum on the Payment Date.

2.4                               Vesting of Equity Compensation.  In the event of a Covered Termination, and notwithstanding any provision to the contrary in any of the Company’s equity compensation plans, all of Executive’s outstanding equity compensation awards shall become fully vested and exercisable as of the Termination Date.

SECTION 3.        BENEFITS FOLLOWING TERMINATION

3.1                               Welfare Benefits.  Subject to Section 3.2 (Effect of Other Employment), for a period of up to 18 months following a Covered Termination of Executive, Executive and Executive’s dependents shall be entitled to participate in the Company’s medical and dental insurance plans at Executive’s expense, in accordance with the terms of such plans at the time of such Covered Termination as if Executive were still employed by the Company or its affiliates under this Agreement.  The continued coverage provided to Executive under this Section 3.1 shall meet the requirements for COBRA health care continuation coverage, and the COBRA health care continuation coverage period under section 4980B of the Code shall run concurrently with the period of continued health coverage following the Termination Date.

3.2                               Effect of Other Employment.  In the event Executive becomes employed during the period with respect to which benefits are continuing pursuant to Section 3.1 (Welfare Benefits):  (a) Executive shall notify the Company not later than the day such employment commences; and (b) the benefits provided for in Section 3.1 (Welfare Benefits) shall terminate as of the date of such employment.  Nothing herein shall relieve the Company of its obligations for compensation or benefits accrued up to the time of termination provided for herein.

3.3                               Other Payments and Benefits.  On the Payment Date, the Company shall pay or cause to be paid to Executive his earned but unpaid Base Salary and accrued vacation through the Termination Date.  Executive shall be entitled to receive any other payments or benefits to which he is entitled pursuant to the express terms of any plan, policy or arrangement of the Company, provided that the Severance Amount (i) shall be in lieu of any severance payments to which Executive might otherwise be entitled and (ii) shall be credited against any severance payments to which Executive may be entitled by statute.

3.4                               Death After Covered Termination.  In the event Executive dies after a Covered Termination occurs, (a) any payments due to Executive under Section 2 (Termination)  and Section 3.3 (Other Payments and Benefits) and not paid prior to Executive’s death shall be made to the person or persons who may be designated by Executive in writing or, in the event he fails to so designate, to Executive’s personal representatives, and (b) Executive’s spouse and dependents shall continue to be eligible for the welfare benefits described in Section 3.1 (Welfare Benefits).  Payments pursuant to subsection (a) above shall be made on the date payment would have been made to Executive without regard to Section 3.5 (Certain Section 409A Rules).

3.5                               Certain Section 409A Rules.

(a)                                  Specified Employee.  Notwithstanding any provision of this Agreement to the contrary, if Executive is a Specified Employee, any payment or benefit under this Agreement that constitutes deferred compensation subject to Section 409A of the Code and for which the payment event is Separation from Service shall not be made or provided for before the date that is six months after the date of Executive’s Separation from Service.  Any payment or benefit that is delayed pursuant to this Section 3.5 shall be made or provided on the first business day of the seventh month following the month in which Executive’s Separation from Service occurs.  With respect to any cash payment delayed pursuant to this Section 3.5, the first payment shall include interest, at the Wall Street Journal Prime Rate published in the Wall Street Journal on the date of the Separation of Service (or the previous business day if such date is not a business day), for the period from the date the payment would have been made but for this Section3.5 through the date payment is made.  The provisions of this Section 3.5 shall apply only to the extent required to avoid Executive’s incurrence of any additional tax or interest under Section 409A of the Code.

(b)                                 Reimbursement and In-Kind Benefits.  Notwithstanding any provision of this Agreement to the contrary, with respect to in-kind benefits provided or expenses eligible for reimbursement under this Agreement that are subject to Section 409A of the Code, (i) the benefits provided or the amount of expenses eligible for reimbursement during any calendar year shall not affect the benefits provided or expenses eligible for reimbursement in any other calendar year, except as otherwise provided in Treas. Reg. §1.409A-3(i)(1)(iv)(B), and (ii) the reimbursement of an eligible expense shall be made as soon as practicable after Executive requests such reimbursement (subject to Section 3.5(a)), but not later than the December 31 following the calendar year in which the expense was incurred.

(c)                                  Interpretation and Construction.  This Agreement is intended to comply with Section 409A of the Code and shall be administered, interpreted and construed in accordance therewith to avoid the imposition of additional tax under Section 409A of the Code.

3.6                               Limitation on Payment Obligation.

(a)                                  Definitions.  For purposes of this Section 3.6, all terms capitalized but not otherwise defined herein shall have the meanings as set forth in Section 280G of the Code.  In addition:

(i)                                     the term “Parachute Payment” shall mean a payment described in Section 280G(b)(2)(A) or Section 280G(b)(2)(B) of the Code (including, but not limited to, any stock option rights, stock grants, and other cash and noncash compensation amounts that are treated as payments under either such section) and not excluded under Section 280G(b)(4)(A) or Section 280G(b)(6) of the Code;

(ii)                                  the term “Reasonable Compensation” shall mean reasonable compensation for prior personal services as defined in Section 280G(b)(4)(B) of the Code and subject to the requirement that any such reasonable compensation must be established by clear and convincing evidence; and

(iii)                               the portion of the “Base Amount” and the amount of “Reasonable Compensation” allocable to any “Parachute Payment” shall be determined in accordance with Section 280G(b)(3) and (4) of the Code.

(b)                                 Limitation.  Notwithstanding any other provision of this Agreement, Parachute Payments to be made to or for the benefit of Executive but for this subsection (b), whether pursuant to this Agreement or otherwise, shall be reduced if and to the extent necessary so that the aggregate Present Value of all such Parachute Payments shall be at least one dollar ($1.00) less than the greater of (i) three times Executive’s Base Amount and (ii) the aggregate Reasonable Compensation allocable to such Parachute Payments.  Any reduction in Parachute Payments caused by reason of this subsection (b) shall be applied in the manner least economically detrimental to Executive.  In the event reduction of two or more types of payments would be economically equivalent, the reduction shall be applied pro-rata to such types of payments.

This subsection (b) shall be interpreted and applied to limit the amounts otherwise payable to Executive under this Agreement or otherwise only to the extent required to avoid any material risk of the imposition of excise taxes on Executive under Section 4999 of the Code or the disallowance of a deduction to the Company under Section 280G(a) of the Code.  In the making of any such interpretation and application, Executive shall be presumed to be a disqualified individual for purposes of applying the limitations set forth in this subsection (b) without regard to whether or not Executive meets the definition of disqualified individual set forth in Section 280G(c) of the Code.  In the event that Executive and the Company are unable to agree as to the application of this subsection (b), the Company’s independent auditors shall select independent tax counsel to determine the amount of such limits.  Such selection of tax counsel shall be subject to Executive’s consent, provided that Executive shall not unreasonably withhold his consent.  The determination of such tax counsel under this Section 3.6 shall be final and binding upon Executive and the Company.

(c)                                  Illegal Payments.  Notwithstanding any other provision of this Agreement, no payment shall be made hereunder to or for the benefit of Executive if and to the extent that such payments are determined to be illegal.

SECTION 4.	RESTRICTIVE COVENANTS

4.1                               Confidentiality.

(a)                                  Executive shall not, either during or after his employment with the Company, directly or indirectly use, publish or otherwise disclose or divulge to any third party any Confidential Information other than as required by law or except as may be necessary in the performance of Executive’s employment with the Company.  Executive will comply with all policies generally applicable to Company employees then in effect, including, without limitation, confidentiality policies, security and access policies and other comparable policies.  The Company may amend these policies from time to time upon reasonable notice to Executive.  As used in this Agreement, “Confidential Information” shall mean all Intellectual Property and all confidential and proprietary information, technical data, trade secrets or know-how of the Company, including, without limitation, any information concerning customers (including customer lists), vendors, services, products, product plans, processes, designs, research, developments, inventions, formulas, technology, drawings, engineering, hardware configuration information, pricing policies, business plans or records, any technical or financial information or data, any information relating to the history or prospects of the Company or any of its stockholders, or other business information disclosed to Executive by the Company either directly or indirectly in writing, orally or by drawings or Executive’s observation of parts or equipment, unpublished information and all information and data that is not generally known by the industry.

(b)                                 Executive shall not, either during or after his employment with the Company, directly or indirectly copy, reproduce or remove from the Company’s premises, except as may be necessary in the performance of Executive’s employment with the Company, any Confidential Information (in any medium) or any Company documents, files or records (including, without limitation, any invoices, customer correspondence, business cards, orders, computer records or software, or mailing, telephone or customer lists).  All such documents, files and records, and all other memoranda, notes, files, records, lists and other documents made, compiled or otherwise acquired by Executive in the course of his employment with the Company are and shall remain the sole property of the Company and all originals and copies thereof shall be delivered to the Company upon termination of employment for whatever reason.

4.2                               Inventions and Improvements.  Executive hereby assigns, and agrees to assign (when first reduced to practice or first fixed in a tangible medium, as applicable), to the Company all of Executive’s right, title and interest (to the extent not already owned by the Company as a work for hire or otherwise), without further consideration, free from any claim, lien for balance due, or rights of retention, in and to and any all Intellectual Property.  “Intellectual Property” means all patents, trademarks, copyrights, and trade secrets, including without limitation, writings, inventions, improvements, processes, procedures, ideas and/or techniques, whether or not patentable or registerable under copyright or similar statutes, which Executive may have made, conceived, discovered, developed, learned or reduced to practice, or which Executive may make, conceive, discover, develop, learn or reduce to practice, either solely or jointly with any other person or persons, at any time during his employment with the Company, whether or not during working hours and whether or not at the request or upon the suggestion of the Company, which (i) are related or relate to or are useful in connection with any business previously, now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, (ii) resulted or result from any work performed by Executive for the Company or any of its clients; or (iii) resulted or result from the use of the premises or personal property (whether tangible or intangible) owned, leased, or contracted for by the Company, in each case whether or not the Intellectual Property was reduced to drawing, written description, documentation, models or other tangible form, or is related to the general line of business engaged in by the Company.  Executive acknowledges that any Intellectual Property relating to Executive’s activities while working for the Company and that Executive has, solely or jointly with any other person or persons, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice within 12 months after termination of Executive’s employment with the Company may have been conceived in significant part while employed by the Company.  Accordingly, Executive agrees that such Intellectual Property shall be presumed to have been conceived during Executive’s employment with the Company and is to be assigned to the Company in accordance with this Agreement unless and until Executive has established the contrary.  Executive acknowledges that all Intellectual Property that is an original work of authorship made by Executive (solely or jointly with any other person or persons) in the course of Executive’s employment and is protectable by copyright shall be owned exclusively by the Company as a “work made for hire” within the meaning of the Copyright Act of 1976, as amended (the “Act”).  Executive agrees that he shall make full disclosure to the Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest, and from time to time enforce, the absolute title thereto in the Company.  Executive’s obligations to assist the Company shall include, without being limited to, Executive’s writing and preparation of all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques, and otherwise aiding and assisting the Company so that the Company can prepare and present applications for copyright or letters patent therefor and can secure such copyright or wherever possible, continuations, continuations-in-part, divisionals, reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that the Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Executive’s obligations to assist Company shall survive termination of this Agreement and continue until the expiration of the last available protection obtained on the Intellectual Property developed during the Executive’s term of employment. Executive shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.  If the Company is unable, after reasonable effort, to obtain Executive’s full cooperation and secure Executive’s signature on any document needed in connection with the actions specified in this Section, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for Executive and on his behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section with the same legal force and effect as if personally executed by Executive.  Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Executive now or may hereafter have for infringement of any Intellectual Property assigned or to be assigned hereunder to the Company.

4.3                               Noncompetition and Nonsolicitation.  During the Term and for one year after any termination of Executive’s employment for any reason, Executive shall not, for his own benefit or the benefit of any other person or entity, directly or indirectly, in any capacity (as an employee, officer, director, shareholder, partner, agent, principal, independent contractor, owner or otherwise) (i) engage in or be financially interested in any business operation in the United States that engages in whole or in part (A) in the Business or (B) in the manufacture, assembly, design, distribution or marketing of any product or equipment substantially similar to or in competition with any product or equipment that at any time during the Term or the immediately preceding twelve month period has been manufactured, sold or distributed by the Company or any product or equipment that the Company was developing during the Term or such twelve month period for future manufacture, sale or distribution or the provision of any service substantially similar to or in competition with any service offered by the Company at any time during the Term or such twelve month period or that the Company was developing during the Term or such twelve month period; (ii) solicit, or attempt to solicit  any customer of the Company; (iii) solicit, or contact with a view to the engagement or employment by, or hire any person or entity of any person who is an employee of the Company; (iv) seek to contract with or engage (in such a way as to adversely affect or interfere with the business of the Company) any person or entity who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to the Company; or (v) engage in or participate in any effort or act to induce any of the customers, associates, consultants or employees of the Company or any of its affiliates to take any action that might be disadvantageous to the Company or any of its affiliates; except that nothing in this Agreement shall prohibit Executive and his affiliates from owning, as passive investors, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged.  The duration of Executive’s covenants set forth in this Section shall be extended by a period of time equal to the number of days, if any, during which Executive is in violation of the provisions contained in this Agreement.

4.4                               Injunctive and Other Relief.

(a)                                  Executive acknowledges that the covenants contained in this Agreement are fair and reasonable in light of the consideration paid under this Agreement, and that damages alone shall not be an adequate remedy for any breach by Executive of any provision of this Section 4, and accordingly expressly agrees that, in addition to any other remedies that the Company may have, the Company shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach by Executive of any of the covenants set forth in this Agreement.  Nothing contained in this Agreement shall prevent or delay the Company from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of his obligations under this Agreement.

(b)                                 Notwithstanding the equitable relief available to the Company, Executive, in the event of a breach of his covenants contained in this Section 4, understands that the uncertainties and delays inherent in the legal process would result in a continuing breach for some period of time, and therefore, continuing injury to the Company until and unless the Company can obtain such equitable relief.  Therefore, in addition to such equitable relief, the Company shall be entitled to monetary damages for any such period of breach until the termination of such breach, in an amount deemed reasonable to cover all actual and consequential losses, plus all monies received by Executive as a result of said breach.  If Executive should use or reveal to any other person or entity any Confidential Information, it will be considered a continuing violation on a daily basis for so long a period of time as such Confidential Information used by Executive or any such other person or entity.

(c)                                  Executive agrees that the territorial and time limitations set forth in this Section 4 are reasonable and properly required for the adequate protection of the business of the Company and that in the event that any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, then Executive agrees and submits to the reduction of either such territorial or time limitation to such an area or period as such court shall deem reasonable.

SECTION 5.	MISCELLANEOUS

5.1                               Arbitration.

(a)                                  All disputes arising out of or relating to this Agreement that cannot be settled by the parties shall promptly be submitted to and determined by a single arbitrator in Montgomery County, Pennsylvania, pursuant to the rules and regulations then existing of the American Arbitration Association; but nothing in this Agreement shall preclude the Company from seeking, in any court of competent jurisdiction, damages, specific performance or other equitable remedies in the case of any breach or threatened breach by Executive of Section 4 (Restrictive Covenants).  The decision of the arbitrator shall be final and binding upon the parties, and judgment upon such decision may be entered in any court of competent jurisdiction.

(b)                                 Discovery shall be allowed pursuant to the intendment of the United States Federal Rules of Civil Procedure and as the arbitrators determine appropriate under the circumstances.

(c)                                  The arbitrator shall be required to apply the contractual provisions of this Agreement in deciding any matter submitted to it and shall not have any authority, by reason of this Agreement or otherwise, to render a decision that is contrary to the mutual intent of the parties as set forth in this Agreement.

5.2                               Severability.  The invalidity or unenforceability of any particular provision or part of any provision of this Agreement shall not affect the other provisions or parts of this Agreement.  If any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction by reason of the duration or geographical scope of the covenants contained in this Agreement, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity.

5.3                               Assignment.

(a)                                  This Agreement is personal to Executive and shall not be assignable by Executive, by operation of law or otherwise, without the prior written consent of the Company other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of Executive’s heirs and legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any subsidiary of the Company to which the Company may assign any of its rights hereunder.

(c)                                  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, operation of law, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, but, irrespective of any such assignment or assumption, this Agreement shall inure to the benefit of, and be binding upon, such a successor.

5.4                               Notices.  All notices, consents, waivers, and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when

(a) delivered to the appropriate address by hand or by nationally recognized courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address or facsimile number, or person as a party may designate in writing to the other parties):

(a)	If to the Company:

InfoLogix, Inc.
101 E. County Line Road
Suite 210
Hatboro, PA 19040
Tel: (215) 604-0691
Fax: (267) 681-0682

Attention: Chief Executive Officer

(b)	If to Executive:

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A copy of any and all notices and other communications sent by facsimile pursuant to this Section5.4 shall also be sent by United States mail to the appropriate address in accordance with this Section 5.4.

5.5                               Entire Agreement and Modification.  This Agreement constitutes the entire agreement between the parties with respect to the matters contemplated in this Agreement and supersedes all prior agreements and understandings with respect to those matters.  Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing.  Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.

5.6                               Withholding.  Notwithstanding any provision of this Agreement to the contrary, the Company may, to the extent required by law, withhold applicable Federal, state and local income and other taxes from any payment to Executive hereunder.

5.7                               Governing Law.  This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law of that or any other jurisdiction.

5.8                               Headings; Counterparts.  The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

5.9                               Further Assurances.  Each of the parties shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.

5.10                        Waiver.  Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

5.11                        Survival.  The terms and conditions contained in Section 4 (Restrictive Covenants) shall survive the termination or expiration of this Agreement.

5.12                        Previous Agreements.  By entering into this Agreement, the parties agree that any previous agreements or understandings regarding Executive in connection with a change in control be terminated.

5.13                        Indemnification.  Executive shall be covered by the Company’s directors and officers liability insurance policies and indemnification policies on the same terms and conditions as apply to the Company’s other senior executives.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INFOLOGIX INC.

By:	/s/ David T. Gulian
	Name:	David T. Gulian
	Title:	Chief Executive Officer/President

/s/ John A. Roberts
John A. Roberts
Executive

Exhibit A

FORM OF RELEASE

This GENERAL RELEASE (“Release”) is made and entered into by and between INFOLOGIX, INC. (the “Company”) and [                      ] (“Executive”).

WHEREAS Executive’s employment with the Company has terminated; and

WHEREAS pursuant to the Severance Agreement by and between the Company and the Executive dated [                          ] (the “Agreement”), the Company has agreed to pay Executive certain amounts and to provide him with certain rights and benefits, subject to the execution of this Release.

NOW, THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound, the parties agree as follows:

1.                                       Termination Date.  Executive’s employment with the Company has concluded permanently and irrevocably effective [                        ] (“Termination Date”).

2.                                       Good and Valuable Consideration / No Further Payment.  Executive acknowledges that the payments, rights and benefits set forth in Sections 2.3, 2.4, 3.1 and 3.3 of the Agreement constitute full and final settlement of all his rights under the Agreement and, except as otherwise provided in this Release, the Company does not and will not have any other liability or obligation to the Executive.  The Executive further acknowledges that, in the absence of the execution of this Release, the benefits and payments specified in Sections 2.3, 2.4 and 3.1 of the Agreement would not otherwise be due him.

3.                                       Restrictive Covenants.  Executive acknowledges that the restrictive covenants contained in Section 4 of the Agreement will survive the termination of his employment.  Executive affirms that those restrictive covenants are reasonable and necessary to protect the legitimate interests of the Company and that he received adequate consideration in exchange for agreeing to those restrictions and he will abide by those restrictions.

4.                                       General Release.  In consideration of the payments, rights and benefits referred to in Paragraph 2 hereof and intending to be legally bound, Executive hereby irrevocably and unconditionally releases and forever discharges the Company and any and all of its parents, subsidiaries, affiliates, related entities, and each of its and their predecessors, successors, customers, insurers, owners, directors, officers, employees, attorneys, and other agents (“Released Parties”) of and from any and all rights, obligations, promises, agreements, debts, losses, controversies, claims, causes of action, liabilities, damages, and expenses, including without limitation attorneys’ fees and costs, of any nature whatsoever, whether known or unknown, asserted or unasserted, which he ever had, now has, or hereafter may have against the Released Parties, or any of them, that arose at any time before or upon his signing this Release, including without limitation the right to take discovery with respect to any matter, transaction, or occurrence existing or happening at any time before or upon his signing this Release and any and all claims arising under any oral or written Company

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program, policy or practice, contract, agreement or understanding (except this Release), any common-law principle of any jurisdiction, any federal, state or local statute or ordinance, with all amendments thereto, including without limitation the Civil Rights Acts of 1866, 1871, 1964, and 1991, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, the Fair Credit Reporting Act, the Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Pennsylvania Human Relations Act and any other employee-protective law of any jurisdiction that may apply.

5.                                       Non-Disparagement.  Executive will not disparage any Released Person or otherwise take any action which could reasonably be expected to adversely or affect the personal or professional reputation of any released person.

6.                                       Confidentiality.  Executive agrees that, except in an action for breach of this Release, the terms of this Release shall not be disclosed or introduced or used in any future proceedings.  Executive agrees that he shall keep the terms of this Release STRICTLY CONFIDENTIAL and that he shall not disclose them to any person other than his immediate family and his current or future attorneys, accountants or tax advisors, each of whom shall agree before any such disclosure to be bound by this confidentiality provision.

7.                                       Good Faith Settlement.  This Release constitutes the good faith compromise and settlement of all claims and potential claims Executive has against any one or more of the Released Parties and is not and shall not be construed as an admission of any wrongful or unlawful act against Executive or that the conclusion of Executive’s employment was in any way wrongful or unlawful.

8.                                       Knowing and Voluntary Agreement.  Executive acknowledges that he received this Release on [                                    ]; that the Company advised him in writing, by this Paragraph, to consult with an attorney before signing this Release; that the Company is providing him with no less than 21 days to consider this Release before signing it; that the Company is providing him with no less than 7 days to revoke this Release after signing it, if he chooses to do so; that Executive carefully read and fully understands all of the provisions and effects of this Release; that Executive is entering into this Release voluntarily and free of coercion and duress; and that neither the Company nor any of its agents or attorneys made any representations or promises concerning the terms or effects of this Release.

9.                                       No Right to Relief. Executive shall have no right to obtain or receive any money damages, injunctive or other relief through any lawsuit, complaint, action or proceeding commenced or maintained in any court, agency or other forum by him or any person or entity on his behalf with respect to any act, omission, claim or other matter that is covered by Paragraph 4 of this Release.  If Executive violates or challenges the enforceability of any provisions of the Restrictive Covenants or this Release, no further payments, rights or benefits under Sections 2.3, 2.4 and 3.1 of the Agreement will be due to Executive.

10.                                 Governing Law.  This Release shall in all respects be interpreted, enforced, and governed under the laws of the Commonwealth of Pennsylvania, without reference to the principles of conflicts of law otherwise applicable therein.

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11.                                 Entire Agreement.  Except as otherwise provided herein, this Release sets forth the entire agreement between the parties and fully supersedes any and all written or oral contracts, agreements or understandings between the parties pertaining to the subject matter hereof.

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IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this General Release.

INFOLOGIX, INC.

By:
Date:	Name:
Title:

Date	[ ]
Executive

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